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                                  EXHIBIT 6.9








                               Guaranty Agreement



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                               GUARANTY AGREEMENT

        This GUARANTY AGREEMENT (the "Agreement") is dated as of December 13, 2000, by and between HISPANIC EXPRESS, INC., a Delaware corporation ("HEX") and BANNER CENTRAL FINANCE COMPANY, a Delaware corporation ("Banner"), with respect to the following facts:

        WHEREAS, the parties hereto entered into that certain Operating Agreement dated as of September 6, 2000 under which, among other things, HEX agreed to assume all liabilities and responsibilities for the Supplemental Executive Retirement Plan (the "Plan") of Central Financial Acceptance Corporation.

        WHEREAS, the parties hereto desire that Banner guarantee all of HEX's liabilities and responsibilities under the SERP with sole and exclusive respect to Gary M. Cypres ("Cypres") so that Banner would pay all benefits due under the SERP to Cypres if HEX is unable to do so.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties agree as follows:

        1. Guarantee. Banner hereby guarantees all liabilities and responsibilities of HEX under the SERP with sole and exclusive respect to Cypres, and shall pay all benefits due under the SERP to Cypres if HEX is unable to do so.

        2. Term and Termination. This Agreement and the obligations of Banner hereunder shall survive indefinitely unless terminated by the mutual agreement of the parties hereto.

        3. Successors and Assigns; Third Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign this agreement or any of its rights or obligations under it without the prior written consent of the other party.

        4. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the appropriate party at 5480 East Ferguson Drive, Commerce, California 90022, Attention: Secretary, or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answer-back is received.

        5. Governing Law. This Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflicts of law.

        6. Entire Agreement. This Agreement sets forth the entire agreement among the parties with respect to its subject matter. This Agreement may not be


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amended or otherwise modified except in writing duly executed by all of the parties. No waiver of any provision or breach of this Agreement shall be effective unless such waiver is in writing and signed by the party against which enforcement of such waiver is sought. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

        7. Severability. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of the Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

        8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        9. Headings. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       HISPANIC EXPRESS, INC.


                                       By:     /s/ Gary M. Cypres
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                                               Gary M. Cypres,
                                               Chief Executive Officer,
                                               President and Secretary

                                       BANNER CENTRAL FINANCE COMPANY

                                       By:     /s/ Gary M. Cypres
                                          --------------------------------------
                                               Gary M. Cypres,
                                               Chief Executive Officer,
                                               Chief Financial Officer
                                               and Secretary


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